EXHIBIT 10.3

TERRA ENERGY & RESOURCE TECHNOLOGIES, INC.

99 Park Avenue, 16th Floor

New York, New York 10016

December 19, 2007

To:	Ivan Railyan

Re: Waiver of Employee Compensation

Dear Ivan:

This letter is intended to confirm our agreement with you regarding the waiver of certain compensation. As you have been informed by us, Terra Energy & Resource Technologies, Inc. (the “Company”), expects to enter into a Securities Purchase Agreement with at third party, Esterna Ltd, which is anticipated to close in December 2007 (the “Purchase Agreement”). As a material inducement to Esterna to enter into the Purchase Agreement and other good and valuable consideration the receipt of which is hereby acknowledged, the Company and its subsidiaries and related entities (collectively, with the Company, the “Affiliated Entities”) wish to confirm with you that you have agreed on behalf of yourself, your heirs, privies, executors, administrators, estate, agents and assigns to (i) waive all claims or demands for salary due and unpaid, whether or not due in connection with that certain Employment Agreement dated as of January 7, 2005, as may have been amended and supplemented to date, between the Company and you (the “Employment Agreement”), that you are entitled to receive from any Affiliated Entity from the beginning of time through the date of the first closing under the Purchase Agreement, which totaled approximately $138,317 as of December 4, 2007; and (ii) to waive all claims or demands for future salary, whether or not due in connection with the Employment Agreement, that you may be entitled to receive from any Affiliated Entity from the date of first closing of the Purchase Agreement through March 31, 2008.

The terms hereof, our understanding and your waiver, are subject to the closing of the transaction contemplated by the Purchase Agreement. This agreement shall be enforced, governed by and construed in accordance with the laws of the State of New York, and enforced in the courts located in the New York County in the State of New York.

Sincerely,

Terra Energy & Resource Technologies, Inc.

(on behalf of itself and the Affiliated Entities)

By: /s/ Dmitry Vilbaum
Name:	Dmitry Vilbaum
Title:	Director

Agreed to and confirmed:

/s/ Ivan Railyan

Ivan Railyan